RAMCO GERSHENSON
PROPRTIES TRUST        News Release (NYSE:RPT)

RAMCO-GERSHENSON PROPERTIES TRUST ANNOUNCES THE PLANNED ACQUISITION OF ITS PARTNERS’ INTERESTS IN SEVEN HIGH QUALITY SHOPPING CENTERS
FARMINGTON HILLS, Michigan – Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced the planned acquisition of its partners’ ownership interests in seven high quality shopping centers totaling $185.9 million, including the assumption of its partner’s pro rata share of debt of $48.1 million. The closing on six of the properties is expected to occur on or before July 15, 2015. The closing on the seventh property is expected to occur on or before August 31, 2015. The net incremental operating income of $12.5 million equates to a 6.7% capitalization rate. In addition, the Company plans to sell to its partner its 20% interest in The Plaza at Delray, a 225,000 square foot shopping center in Delray Beach, Florida.
The Company will initially fund the acquisitions with approximately $88 million of borrowings under its line of credit and $50 million in proceeds from a recently closed private placement of 10-year unsecured debt at a fixed interest rate of 4.20%. It expects to pay down borrowings under the line through the disposition of its interest in The Plaza at Delray and through additional dispositions of $60 - $75 million of non-core shopping centers through the balance of the year.
The seven shopping centers are located in the metropolitan submarkets of Atlanta, Columbus, Baltimore, Detroit, and Chicago and serve strong trade areas with an average five-mile population of 182,000 and an average household income of $80,000. The properties are anchored by best-in-class national retailers and all feature a grocery component, with grocer sales for the portfolio averaging over $550 per square foot. The top three tenants based on annualized base rents are Home Depot, Jewel-Osco, and LA Fitness. As of March 31, 2015, the combined portfolio was 95.3% leased.
The centers being acquired are:

Property	Metro Market	Owned GLA	Percent Leased	Major Tenants
Peachtree Hill	Atlanta	154,700	94.6%	Kroger, LA Fitness
Market Plaza	Chicago	163,054	94.8%	Jewel-Osco, Ross Dress for Less, Staples
Rolling Meadows	Chicago	134,012	90.7%	Jewel-Osco, Dollar Tree
Crofton Centre	Baltimore	252,230	97.2%	Shopper’s Food Warehouse, Kmart
Millennium Park	Detroit	272,568	100.0%	Home Depot, Marshalls, Michaels, Meijer[1], Costco[1]
Olentangy Plaza	Columbus	253,204	93.6%	CAM International Market, Marshalls, Micro Center
The Shops on Lane Avenue	Columbus	169,035	92.5%	Whole Foods, Bed Bath & Beyond
Total		1,398,803	95.3%	[1]Shadow anchor.
“The acquisition of our partners’ interests affords us the opportunity, in a very competitive acquisition environment, to judiciously invest capital in high-quality shopping centers at an attractive initial return,” said Dennis Gershenson, President and Chief Executive Officer of Ramco-Gershenson Properties Trust. “A number of the properties present opportunities to add value through redevelopment, releasing, and out parcel development. We expect to fund a significant portion of these acquisitions with capital recycled from the sales of non-core assets, validating our commitment to continually upgrading our portfolio.”
“By reducing our investment in joint ventures, this transaction simplifies our structure,” said John Hendrickson, Chief Operating Officer. “Furthermore, we anticipate increasing the net operating income of this portfolio by converting below-market leases to market rates over the next several years in addition to executing on the redevelopment opportunities.”

RAMCO-GERSHENSON PROPERTIES TRUST

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a dozen of the largest metropolitan markets in the United States.  At March 31, 2015, the Company owned interests in and managed a portfolio of 79 shopping centers and one office building with approximately 16.7 million square feet of gross leasable area. At March 31, 2015, the Company's core operating portfolio was 95.1% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202